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Exhibit 5.1

[Letterhead of Bracewell & Giuliani LLP]

July 9, 2010

Overstock.com, Inc.
6350 South 3000 East
Salt Lake City, Utah 84121

Ladies and Gentlemen:

        We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer to rescind (the "Rescission Offer") sales of 65,465 shares (the "Shares") of its common stock, $0.0001 par value per share, made in connection with the Overstock.com, Inc. 401(k) Plan. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 with respect to the Rescission Offer (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

        We have examined originals or copies of the Registration Statement and of (a) the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date, (b) certain resolutions of the Board of Directors of the Company, and (c) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

        Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that upon completion of the Rescission Offer as described in the Registration Statement, the Shares outstanding will be validly issued, fully paid and non-assessable.

        The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect), and we render no opinion with respect to the law of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Validity of Securities" in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP

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  Exhibit 5.1